UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2022

ARROWROOT ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-835972	85-3961600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Ave, Suite 200
Marina Del Rey, California 90292
(Address of principal executive office) (Zip Code)

(310) 566-5966
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant	ARRWU	The Nasdaq Stock Market LLC
Shares of Class A common stock included as part of the units	ARRW	The Nasdaq Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	ARRWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 2, 2022, Arrowroot Acquisition Corp., a Delaware corporation and blank check company (the “Company”) was contacted by the staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”). The Staff inquired as to whether the Company was currently compliant with the Nasdaq continuing listing standard following the termination of the phase-in period provided under Nasdaq Listing Rule 5615(b)(1) and 5605(c)(2)(A) regarding the composition of the Company’s Board and the Audit Committee, respectively, because a majority of the Board was not comprised of independent directors and the Audit Committee was not comprised of at least three independent directors. The Company believes that following the appointments and resignations described herein, that the Company is now compliant with Nasdaq Listing Rule 5615(b)(1) and 5605(c)(2)(A), respectively.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Peter Kuper

On March 4, 2022, the Company announced that, upon recommendation by the Nominating and Corporate Governance Committee, the Company’s board of directors (the “Board”) appointed Peter Kuper to serve as a director of the Company, effective March 4, 2022. The Company also announced that the Board has unanimously approved the appointment of Mr. Kuper as the chairmen to the Audit Committee and as member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Kuper’s term will expire at the Company’s 2023 annual meeting of stockholders.

Mr. Kuper is currently a Managing Partner of HypAdvisor Consulting LLC, a technology consulting firm, and has held this position since September 2008. Mr. Kuper is also a Venture Partner at ClearSky, a venture capital/growth equity group, and is the Senior Vice President of Finance and Information Technology at jCyte, Inc., a private biotechnology company dedicated to improving the lives of patients with retinal degenerative diseases. He has held both of these positions since November 2021. From January 2010 until January 2017 Mr. Kuper was also a Partner on the investments team at In-Q-Tel, a non-profit strategic investor that accelerates the development and delivery of technologies to U.S. government agencies. The Board believes that Mr. Kuper’s significant investment and financial expertise make him well qualified to serve as a director on the Board.

There is no arrangement or understanding between Mr. Kuper and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Kuper and any of the Company’s other directors or executive officers. Mr. Kuper does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

In connection with Mr. Kuper’s appointment, he and the Company entered into (i) an indemnification agreement and (ii) a joinder to each of the letter agreement dated as of March 4, 2021, entered into by the Company with its directors (and the other parties thereto) in connection with the Company’s initial public offering. Each of the director indemnification agreement, the letter agreement and the registration rights agreement was described in, and the forms of which were filed as exhibits to, the Company’s registration statement relating to the Company’s initial public offering (File No. 333-252997). Mr. Kuper is not receiving any compensation for his services to the Company as a director.

Resignation of Thomas Oliver and Matthew Safaii from Their Committee Positions on the Board

On March 4, 2022, Thomas Oliver announced his intention to resign as member and chairman of the Audit Committee and Matthew Safaii announced his intention to resign as member and chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, effective immediately. On the same day, upon recommendation by the Nominating and Corporate Governance Committee, the Board appointed Will Semple as chairman of the Compensation Committee and Dixon Doll as chairman of the Nominating and Corporate Governance Committee effective immediately. Mr. Safaii will remain as director and chairman of the Board and Mr. Oliver will remain as director and vice chairman of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROWROOT ACQUISITION CORP.

Dated: March 4, 2022	By:	/s/ Matthew Safaii
	Name:	Matthew Safaii
	Title:	Chief Executive Officer